EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Hamilton Precision Metals 401(k) Employee Savings Plan and the Solidstate Controls, Inc. Hourly Employees’ (CWA) Retirement Plan of our reports dated February 24, 2011, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of AMETEK, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 4, 2011